Exhibit 10.1

RESIGNATION AGREEMENT

This Resignation Agreement (“Agreement”) is entered into effective January 25, 2013 (“Agreement Date”), by and between Johnna D. Kokenge, an individual (“Kokenge” or “Employee”), and Flotek Industries, Inc., a Delaware corporation (the “Company”).

WHEREAS, Kokenge is the Vice President, Chief Accounting Officer and Chief Compliance Officer of the Company;

WHEREAS, Kokenge has rendered good and valuable services to the Company, and has played a crucial role in the growth and success of the Company;

WHEREAS, the Company and Kokenge are parties to that certain Employment Agreement dated effective November 10, 2010 (the “Employment Agreement”); and

WHEREAS, Kokenge and the Company have concluded that it is in their mutual best interests to enter into agreements concerning the resignation of Kokenge and the transition of her duties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the undersigned parties agree as follows:

1. Transition of Duties.

(a) Effective as of January 25, 2013, Kokenge hereby resigns as an officer of the Company (including as Vice President, Chief Accounting Officer and Chief Compliance Officer), and as an officer and director of each subsidiary of the Company as well as, if applicable, from her position as a trustee of any plan of the Company, effective as of the Agreement Date. Effective as of February 2, 2013, Kokenge also hereby resigns as an employee of the Company.

(b) Subject to Sections 2(e) and 2(f), Kokenge will act as a consultant and independent contractor to the Company from February 3, 2012 through August 31, 2013 (the “Consulting Term”). Subject to Sections 2(e) and 2(f) or Kokenge’s death or Disability, during the Consulting Term, Kokenge will only perform the duties requested by the Chief Executive Officer of the Company, provided that such duties shall (i) not exceed in scope those duties customarily performed by the Vice President and Chief Accounting Officer of the Company, (ii) be performed as an independent contractor in a manner which strictly conforms to all policies, procedures and directives of the Board of Directors of the Company, (iii) include assisting with the succession of her duties to other individuals, and (iv) not require her to work more than 40 hours per calendar month. The Consulting Term shall terminate on August 31, 2013 or upon the earlier death or Disability of Kokenge, or as provided pursuant to Section 2(f). For purposes herein, “Disability” means Kokenge being subject to a physical or mental illness or condition that would qualify her to receive disability insurance benefits pursuant to Company disability insurance policies for eight (8) or more consecutive weeks if she was an employee of the Company.

2. Compensation and Benefits.

a) Subject to Section 2(e), the Company shall pay to Kokenge (i) a cash payment in the amount of $522,930 within 5 days of the Release Effective Date (as hereinafter defined), and (ii) her current salary pursuant to the Employment Agreement through February 2, 2013.

b) Subject to Sections 2(e), (f), and (g), the Company shall pay to Kokenge a monthly consulting fee of $24,000 (the “Consulting Fees”) throughout the Consulting Term to be paid on the 15th day of each month during the Consulting Term, with the first $24,000 payment to be made on February 15, 2013 and the final $24,000 payment to be made on August 15, 2013.

c) Subject to Section 2(e), as of the Release Effective Date, the Company shall be deemed to have issued to Kokenge 44,060 fully vested shares of the Common Stock of the Company, representing shares issuable to her pursuant to the 2012 Performance Unit Plan of the Company (the “PUP”).

d) All payments and issuances of shares of stock to Kokenge, and the vesting of Equity Grants (as hereinafter defined), shall be subject to withholding of employment, FICA, and other taxes as required by law. Kokenge hereby elects pursuant to Article XI of the 2010 Long-Term Incentive Plan of the Company (the “LTIP”) for the Company to withhold from the shares being issued or which are becoming vested pursuant to the terms hereof the number of shares required to provide for tax withholding, and the Company hereby consents to such election. For the purposes of clarity, the number of shares stated in this Section 2 and in Exhibit B represents the gross number of shares which are issuable to Kokenge, before tax withholding. The parties agree to take the position that the Consulting Fees are payments to an independent contractor which are not subject to withholding.

e) The obligation of the Company to pay compensation pursuant to Section 2(a), Section 2(b), and Section 2(c), the engagement of Kokenge pursuant to Section 1(b), and the vesting of the Equity Grants pursuant to Section 3, shall all be conditioned on both of the following conditions being satisfied: (i) Kokenge (or, if she is deceased or does not have legal capacity, her legally empowered personal representative) delivering to the Company a release agreement identical in form to Exhibit A within 21 days of the date of this Agreement (the “Age Discrimination Release”), and (ii) the 7 day time period during which Kokenge has the right to revoke the Age Discrimination Release pursuant to the terms thereof expiring without Kokenge having exercised such revocation right (the date of such expiration being referred to herein as the “Release Effective Date”). The Company shall execute and deliver the Age Discrimination Release to Kokenge promptly upon the execution and delivery of such release by Kokenge to the Company pursuant to the terms thereof.

f) The Company shall have the right to terminate the Consulting Term for “Cause.” For purposes hereof, the term “Cause” means (i) Kokenge’s refusal or failure to comply with the reasonable and legal directives of the Chief Executive Officer of the Company with respect to her duties pursuant to Section 1(b) after written notice from the Board of Directors of the Company describing Kokenge’s failure to comply and Kokenge’s failure to remedy same within ten (10) business days of receiving written notice of such failure; (ii) any act of personal dishonesty, fraud or misrepresentation taken by Kokenge which was intended to result in gain or personal enrichment of Kokenge at the expense of the Company; or (iii) Kokenge’s conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State that is reasonably likely to be materially injurious to the Company. The termination of the Consulting Term prior to August 31, 2013 for Cause pursuant to the terms of this Section 2(f) shall result in the obligation of the Company to pay compensation pursuant to Section 2(b) to terminate immediately as of the date of termination for Cause. For clarity, the termination of the Consulting Term because of the death or Disability of Kokenge shall not be considered a termination for Cause.

g) If the Consulting Term terminates because of the death or Disability of Kokenge, Kokenge (or her heirs or personal representative) shall nevertheless be entitled to receive the Consulting Fees for the entire Consulting Term without any obligation to thereafter provide services.

h) On or after the Release Effective Date, Kokenge may: (i) exercise the option to acquire all of the 200,000 shares of the common stock of the Company issuable pursuant to that certain Nonqualified Stock Option Agreement entered into between Kokenge and the Company dated April 8, 2011 (the “Option Agreement”) by written notice to the Company of such exercise, and (ii) pursuant to Section 6(c) of the Option Agreement, elect to pay the option price payable for such shares by means of the Company withholding from the shares otherwise thereby deliverable to Kokenge pursuant to such option exercise the number of shares with a fair market value equal to the applicable option price. The Company hereby consents to any such election by Kokenge and agrees to issue such applicable shares to Kokenge upon such exercise. For example and for purposes of clarification only, if the price of the common stock of the Company is $13.00 per share at the close of business on the day that Kokenge provides written notice to the Company of such option exercise, then the Company shall issue to Kokenge 58,615 fully vested shares of common stock of the Company pursuant to such exercise and election.

i) As promptly as practicable after shares are issuable pursuant to the terms of this Section 2, but no event later than 10 business days after such shares are issuable, the Company shall issue to Kokenge the certificates representing such shares. Within 10 business days of the Release Effective Date, the Company will issue to Kokenge certificates for the shares issued pursuant to the Equity Grants for which the Company has not previously issued certificates.

3. Equity Awards.

(a) Kokenge and the Company agree that the grants to Kokenge of the options to acquire shares of the stock of the Company and the grants of shares of Restricted Stock all as described on Exhibit B (the “Equity Grants”), to the extent otherwise not vested, shall be considered fully vested and exercisable as of the Release Effective Date.

(b) The terms of this Agreement shall not affect in any respect the rights of Kokenge with respect to contributions previously made by or with respect to Kokenge pursuant to the Section 401(k) Plan of the Company, which shall be governed by the terms of such plan. Kokenge shall be entitled, in accordance with the Section 401(k) Plan of the Company, to participate in any contributions made by the Company to its Section 401(k) Plan with respect to its employees for the years 2012 and until February 2, 2013, but not otherwise.

4. Release. In consideration for the Company’s promises in this Agreement, including the promise to pay compensation to Kokenge pursuant to the terms hereof, and subject to and conditioned upon the payment by the Company to Kokenge of the cash payment as set forth in Section 2(a) of this Agreement and the issuance by the Company to Kokenge of the shares of common stock of the Company as set forth in Section 2 of this Agreement, Kokenge, on behalf of herself and her heirs, executors, administrators, successors, assigns, and any other person claiming by, through, or under her, voluntarily and knowingly waives, releases and discharges the Company, its subsidiaries and their direct and indirect affiliates, and their past, present, and future respective successors, assigns, divisions, representatives, agents, officers, directors, stockholders, contractors, and attorneys (and their attorneys, employees, agents, and contractors) from any claims, demands and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring on or prior to the date of this Agreement, including but not limited to, the following: (a) any claims under the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Acts of 1964 and 1991, the Employee Retirement Income Security Act (all as amended), or other U.S. (federal, state or local) or international laws, (b) any tort or contract claims, (c) any claims for any type of compensation or severance payment, except as set forth in this Agreement, (d) any claims for options or rights to acquire stock or the issuance or right to retain of restricted stock, except as set forth in this Agreement (including Exhibit B attached hereto), (e) any claims, matters or actions related to Kokenge’s employment and/or affiliation with, or resignation from the Company, and any facts or circumstance relating to the negotiation of this Agreement, (f) any claim relating to the 2012 Management Incentive Plan of the Company or the PUP except as provided in Section 2 hereof, which are preserved, and/or (g) any claims with regard to or obligations arising pursuant to the Employment Agreement, unless expressly preserved in this Agreement. However, Kokenge does not release or waive and expressly preserves all her rights: (i) under this Agreement or its Exhibits, (ii) all her rights to enforce this Agreement and the Company’s obligations thereunder, (iii) the obligations of the Company for salary owed through February 2, 2013 and Consulting Fees through August 31, 2013, (iv) Employee’s rights to indemnity, contribution and a defense with respect to any Company related claim under any statute, agreement or Company governance document such as a by-law or its Certificate of Incorporation, (v) any coverage and right to payment of health care costs under the health, medical, dental and vision plans of the Company, (vi) any business or travel expenses required to be reimbursed pursuant to the Company’s policies and practices, (vii) the terms of any applicable general liability, fiduciary, and directors and officers insurance coverage, (viii) her rights as a shareholder, and (x) her rights, if any, to payment of accrued but unused vacation. If the Company institutes or is a party to any legal proceeding against Kokenge subsequent to the date of this Agreement pursuant to which the Company seeks to recover any damages or other amounts from Kokenge, then upon the written election of Kokenge the terms of the release set forth in the first sentence of this Section 4 shall be considered to have no force or effect ab initio.

5. No Assignment of Claims. Kokenge represents and warrants to the Company that she has not made any assignment and will make no assignment of any of the claims which are purported to be released and discharged by this Agreement.

6. Covenants.

(a) Kokenge agrees to cooperate to the best of her ability with the Company in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed against the Company. Kokenge shall be reimbursed for any reasonable out of pocket expenses incurred by her in the performance of her obligations pursuant to this Section 6(b). After August 31, 2013, Kokenge shall be paid for her time fulfilling this obligation at an hourly rate equivalent to her last base salary equivalent hourly rate while employed by the Company. This cooperation shall be upon reasonable notice and shall not unduly interfere with her subsequent vocational or enterprise activities.

(b) The parties acknowledge that the Company is currently subject to certain obligations to indemnify and defend Kokenge pursuant to Article VI of the Bylaws of the Company as provided therein. The Company hereby covenants that it will indemnify Kokenge as provided in such Article VI as currently in force with respect to claims arising from the services of Kokenge as an officer, director, and employee of the Company and its subsidiaries prior to the date hereof and subsequent to the date hereof in connection with her consulting obligations pursuant to Section 1(b) as if she were an employee and officer of the Company during the Consulting Term, regardless of whether such Article is hereafter amended or revoked.

(c) The parties hereby agree that this Agreement and the subject matter hereof shall be publicly announced by the Company by means of an announcement containing the text set forth in Exhibit C.

7. Confidentiality, Covenant Not To Compete, and Non-Interference. Kokenge acknowledges that she remains subject to the obligations of Sections 6, 8, 9, and 10 of the Employment Agreement.

8. Non-Disparagement. The parties hereto agree to refrain from any defamation, libel, or slander of the other, and to not act in any manner that might damage the reputation of the other party. The Company agrees to respond to any request for information regarding Kokenge by providing only neutral information, such as Kokenge’s dates of employment and positions held.

9. Governing Law. The execution, validity, interpretation and performance of this Agreement shall be determined and governed exclusively by the laws of the State of Texas, without reference to the principles of conflict of laws.

10. Entire Agreement. This Agreement represents the complete agreement among Kokenge and the Company concerning the subject matter hereof and supersedes all prior agreements or understandings, written or oral, between Kokenge and the Company concerning the subject matter of this Agreement. No attempted modification or waiver of any of the provisions of this Agreement shall be binding on any party hereto unless in writing and signed by Kokenge and the Company. This Agreement is binding upon and inures to the benefit of the parties’ heirs, successors and permitted assigns.

11. Acknowledgements. This Agreement has been entered into voluntarily and not as a result of coercion, duress or undue influence. Kokenge acknowledges that she has read and fully understands the terms of this Agreement and has been advised that he should consult with an attorney before executing this Agreement, and has in fact consulted with an attorney with respect to this Agreement.

12. Dispute Resolution. Any and all disputes between the parties to this Agreement arising out of or in connection with the negotiation, execution, interpretation, performance or non-performance of this Agreement and the covenants and obligations contemplated herein, including but not limited to any claims against Kokenge, the Company, its respective officers, directors, employees or agents, shall be solely and finally settled by arbitration conducted in Houston, Texas pursuant to the Employment Rules of the American Arbitration Association (“AAA”), as now in effect or hereafter amended. Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against whom enforcement of the award is being sought, and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The parties agree and acknowledge that any arbitration proceedings between them, and the outcome of such proceedings, shall be kept strictly confidential. The fees, charges, and expenses incurred with AAA and its arbitrators shall be paid by the Company. In the event of any such dispute concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs of litigation.

13. Execution. This Agreement may be executed in counterparts, each of which will be deemed an original and shall be deemed duly executed upon the signing of the counterparts by the parties.

14. Cross References, Presumption. The words “hereof,” “herein” and “hereunder” and words of similar impact when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

15. Notices. Notices pursuant to this Agreement may not be sent by email or other electronic means. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties):

If to Company:

Flotek Industries, Inc.

Houston, TX

Fax No.: 713-896-4511

with a mandatory copy to:

Casey W. Doherty

Doherty & Doherty LLP

1717 St. James Place, Ste. 520

Houston, TX 77056

Fax No.: 713-572-1001

If to Kokenge:

[Redacted]

with a mandatory copy to:

Eric P. Newell

LN Legal Consulting Group LLP

333 Brandon Way

Austin, TX 78733

16. Fees Relating To This Agreement. The Company shall pay the reasonable attorney’s fees incurred by Kokenge in connection with the drafting and negotiation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

The parties to this Agreement have executed this Agreement on the day and year first written above.

Johnna D. Kokenge

FLOTEK INDUSTRIES, INC.

By:
Name:
Title:

EXHIBIT A

AGE DISCRIMINATION

RELEASE AGREEMENT

This Age Discrimination Release Agreement (“Release”) is entered into on             , 2013 effective as of January     , 2013 (the “Release Date”) by and between Johnna D. Kokenge, an individual (“Kokenge”), and Flotek Industries, Inc., a Delaware corporation (the “Company”).

WHEREAS, Kokenge and the Company have entered into that certain Resignation Agreement dated January     , 2013 (the “Resignation Agreement”);

WHEREAS, Section 2(e) of the Resignation Agreement provides, among other things, that certain of the obligations of the Company to pay or provide compensation to Kokenge pursuant to the Resignation Agreement are contingent on Kokenge executing and delivering this Release within 21 days of the date of the Resignation Agreement;

WHEREAS, Kokenge, after consulting with counsel, has determined to execute this Release in order to trigger certain of the obligations of the Company pursuant to the Resignation Agreement becoming effective;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the undersigned parties agree as follows:

1. Release by Kokenge. In consideration for the obligation of the Company to pay compensation pursuant to Section 2(a), Section 2(b) and Section 2(c), the continued engagement of Kokenge pursuant to Section 1(b) of the Resignation Agreement, and the agreement of the Company with respect to the vesting of Equity Grants pursuant to Section 3 of the Resignation Agreement, and subject to and conditioned upon the payment by the Company to Kokenge of the cash payment as set forth in Section 2(a) of the Resignation Agreement and the issuance by the Company to Kokenge of the shares of Common Stock of the Company as set forth in Section 2 of the Resignation Agreement, Kokenge, on behalf of herself and her heirs, executors, administrators, successors, assigns, and any other person claiming by, through, or under her, voluntarily and knowingly waives, releases and discharges the Company, its subsidiaries and their direct and indirect affiliates, and their past, present, and future respective successors, assigns, divisions, representatives, agents, officers, directors, stockholders, contractors, and attorneys (and their attorneys employees, agents, and contractors) from any claims, demands and/or causes of action whatsoever, presently known or unknown, that are based upon facts occurring on or prior to the Release Date, under the Age Discrimination in Employment Act of 1967, the Older Workers Benefits

Protection Act of 1990, or any other statute concerning age discrimination. Such release does not, however, reach the Company’s obligations pursuant to the Resignation Agreement, none of which are released hereby but are hereby preserved. However, Kokenge does not release or waive and expressly preserves all her rights: (i) under the Resignation Agreement and its Exhibits, (ii) all her rights to enforce the Resignation Agreement and this Release and the Company’s obligations thereunder, (iii) the obligations of the Company for salary owed through February 2, 2013 and consultation compensation through August 31, 2013, (iv) Kokenge’s rights to indemnity, contribution and a defense with respect to any Company related claim under any statute, agreement or Company governance document such as a by-law or its Certificate of Incorporation, (v) any coverage and right to payment of health care costs under the health, medical, dental and vision plans of the Company, (vi) any business or travel expenses required to be reimbursed pursuant to the Company’s policies and practices, (vii) the terms of any applicable general liability, fiduciary, and directors and officers insurance coverage, (viii) her rights as a shareholder, and (x) her rights, if any, to payment of accrued but unused vacation.

2. No Assignment. Kokenge represents and warrants to the Company that she has not made any assignment and will make no assignment of any of the claims which are purported to be released and discharged by this Release.

3. Governing Law. The execution, validity, interpretation and performance of this Release shall be determined and governed exclusively by the laws of the State of Texas, without reference to the principles of conflict of laws.

4. Entire Agreement. This Release represents the complete agreement among Kokenge and the Company concerning the subject matter hereof and supersedes all prior agreements or understandings, written or oral, between Kokenge and the Company concerning the subject matter of this Release, except that the Release and in particular the undertakings of Kokenge set out in Section 1 of the Release are in addition to and not in lieu of the obligations of Kokenge set out in the Resignation Agreement. No attempted modification or waiver of any of the provisions of this Release shall be binding on any party hereto unless in writing and signed by Kokenge and the Company. This Release is binding upon and inures to the benefit of the parties’ heirs, successors and permitted assigns.

5. Acknowledgements. This Release has been entered into voluntarily and not as a result of coercion, duress or undue influence. Kokenge acknowledges that she has read and fully understands the terms of this Release and has been and hereby is advised by the Company that she should consult with an attorney before executing this Release, and she has in fact consulted with an attorney with respect to this Release.

6. Dispute Resolution. Any and all disputes between the parties to this Release arising out of or in connection with the negotiation, execution, interpretation,

2

performance or non-performance of this Release and the covenants and obligations contemplated herein, including but not limited to any claims against Kokenge, the Company, or its officers, directors, employees or agents, shall be solely and finally settled pursuant to the arbitration provisions provided for in Section 12 of the Resignation Agreement.

7. Execution. This Release may be executed in counterparts, each of which will be deemed an original and shall be deemed duly executed upon the signing of the counterparts by the parties.

8. Revocation Right. Kokenge is entitled to revoke her agreement to the terms of this Release within 7 days of the Release Date (the “7 Day Period”). The terms of this Release shall only become effective if Kokenge does not revoke her agreement to be bound by this Release within the 7 Day Period. In addition, Kokenge understands that pursuant to the terms of the Resignation Agreement she has been provided the opportunity for 21 days from the date of receipt of the Resignation Agreement to review and consider this Release and to make her decision whether to agree to and execute this Release.

The parties to this Release have executed this Release on the day and year first written above.

Johnna D. Kokenge

FLOTEK INDUSTRIES, INC.

BY:
Name:
Title:

3

EXHIBIT B

TO RESIGNATION AGREEMENT

OF

FLOTEK INDUSTRIES, INC. AND JOHNNA KOKENGE

OPTIONS:

Options to acquire 200,000 shares of common stock granted pursuant to that certain Non-qualified Stock Option Agreement dated April 8, 2011.

RESTRICTED STOCK:

23,624 shares of Restricted Stock granted pursuant to that certain Restricted Stock Agreement dated April 6, 2010.

100,000 shares of Restricted Stock granted pursuant to that certain Restricted Stock Agreement dated November 10, 2010.

50,000 shares of Restricted Stock granted pursuant to that certain Restricted Stock Agreement dated April 8, 2011.

9,441 shares of Restricted Stock granted pursuant to that certain Restricted Stock Agreement dated March 7, 2012.

6,924 shares of Restricted Stock granted pursuant to that certain Restricted Stock Agreement dated March 7, 2012.

2,912 shares of Restricted Stock issued pursuant to the 2010 Management Incentive Plan.

7,653 shares of Restricted Stock issued pursuant to the 2011 Management Incentive Plan.

Except as otherwise set forth in the Resignation Agreement, the parties have agreed that Kokenge does not have any rights to receive any issuance of options or shares of stock from the Company, or other incentive compensation, except as provided in this Exhibit B.